As filed with the Securities and Exchange Commission on July 23, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CORE & MAIN, INC.

(Exact name of registrant as specified in its charter)

Delaware	5099	86-3149194
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1830 Craig Park Court

St. Louis, Missouri 63146

(314) 432-4700

(Address, including Zip Code, and Telephone Number, including Area Code of Registrant’s Principal Executive Office)

Core & Main, Inc. 2021 Omnibus Incentive Plan

Core & Main, Inc. Employee Stock Purchase Plan

(Full title of the plan)

Stephen O. LeClair

Chief Executive Officer

Core & Main, Inc.

1830 Craig Park Court

St. Louis, Missouri 63146

(314) 432-4700

(Name, address and telephone number of agent for service)

With copies to:

Meir D. Katz, Esq.

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

(212) 909-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Name of Plan	Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Core & Main, Inc. 2021 Omnibus Incentive Plan	Class A Common Stock, par value $0.01 per share	13,233,683	$19.28	$255,145,408	$27,836.36
Core & Main, Inc. Employee Stock Purchase Plan	Class A Common Stock, par value $0.01 per share	2,500,000	$20.00	$50,000,000	$5,455.00

(1)

The number of shares being registered represents (a) shares underlying stock appreciation right awards outstanding under the Core & Main, Inc. 2021 Omnibus Incentive Plan (the “Omnibus Incentive Plan”), (b) shares reserved for issuance pursuant to future awards under the Omnibus Incentive Plan and (c) shares reserved for issuance pursuant to the Core & Main, Inc. Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Class A Common Stock that become issuable under the Employee Stock Purchase Plan and Omnibus Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Computed pursuant to Rule 457(h) solely for purpose of determining the registration fee, based upon (a) with respect to 633,683 stock appreciation right awards, an assumed price of $5.00 per share, which is the weighted average exercise price of the outstanding stock appreciation right awards under the Omnibus Incentive Plan, and (b) with respect to 12,600,000 shares reserved for issuance pursuant to future awards under the Omnibus Incentive Plan and with respect to the 2,500,000 shares reserved for issuance under the Employee Stock Purchase Plan, based upon a price of $20.00 per share of the Registrant’s Class A Common Stock, which is the initial public offering price.

Part I

Information Required in the Section 10(a) Prospectus

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

Part II

Information Required in the Registration Statement

Item 3.    Incorporation of Certain Documents by Reference.

The Securities and Exchange Commission (the “Commission”) allows Core & Main, Inc. (“us”, “we” or the “Company”) to “incorporate by reference” into this Registration Statement information we file with the Commission in other documents. This means that we can disclose important information to you by referring to another document we filed with the Commission.

We incorporate by reference, as of their respective dates of filing, the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

(1)	The Company’s prospectus to be filed with the Commission pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1 (File No. 333-256382).

(2)	The description of the Company’s Class A Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-40650) filed with the Commission on July 23, 2021.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicate that all securities offered hereby have been sold or that deregister all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers

Delaware General Corporation Law

Core & Main, Inc. is incorporated under the laws of the state of Delaware.

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL. Such expenses, including attorneys’ fees, incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(g) of the DGCL specifically allows a Delaware corporation to purchase liability insurance on behalf of its directors and officers and to insure against potential liability of such directors and officers regardless of whether the corporation would have the power to indemnify such directors and officers under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision, however, may not eliminate or limit a director’s liability (1) for breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases, redemptions or other distributions; or (4) for any transaction from which the director derived an improper personal benefit.

Section 174 of the DGCL provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

Our amended and restated certificate of incorporation contains provisions relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

•	any breach of the director’s duty of loyalty;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derives an improper personal benefit.

If the DGCL is amended to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. These provisions, however, should not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws. The inclusion of this provision in our Certificate of Incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. In addition, your investment may be adversely affected to the extent we pay costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Our amended and restated certificate of incorporation and our amended and restated by-laws require us to indemnify and advance expenses to our directors and officers to the fullest extent not prohibited by the DGCL and other applicable law, except in the case of a proceeding instituted by the director without the approval of our board of directors. Our amended and restated certificate of incorporation and our amended and restated by-laws provide that we are required to indemnify our directors and executive officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest and, with respect to any criminal proceeding, have had no reasonable cause to believe his or her conduct was unlawful.

Indemnification Agreements

Core & Main Holdings, LP and certain of its subsidiaries, including Core & Main LP (“Opco”), are parties to an indemnification agreement, dated as of August 1, 2017 (the “Indemnification Agreement”), with Clayton, Dubilier & Rice, LLC (“CD&R”) and certain affiliates thereof pursuant to which we indemnify CD&R and certain of its affiliates, alternative investment vehicles, related parties, directors, officers, partners, members, employees, agents, advisors, consultants, representatives and controlling persons against certain losses, including losses (i) incurred by such indemnitees under applicable securities laws in connection with the merger by which Core & Main LP was acquired by certain investment funds affiliated with or managed by CD&R, (ii) relating to other actions or omissions by Opco and specified affiliates (the “Company Group”), (iii) relating to the performance of certain services by such indemnitees for any member of the Company Group, (iv) arising out of the fact that such indemnitee is or was a board member, officer or stockholder of the Company Group or (v) arising from any breach or alleged breach by such indemnitee of his or her fiduciary duties as a board member, officer or stockholder of the Company Group. The indemnification obligations of the Company Group under the Indemnification Agreements are primary to any similar rights to which any indemnitee may be entitled under any other agreement or document.

We are a party to indemnification agreements with our directors and plan to enter into indemnification agreements with each of our executive officers. The indemnification agreements provide the directors and will provide the executive officers with contractual rights to indemnification and expense advancement.

Directors’ and Officers’ Liability Insurance

We have obtained directors’ and officers’ liability insurance which insures against certain liabilities that our directors and officers and the directors and officers of our subsidiaries may, in such capacities, incur.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

3.1	Form of Amended and Restated Certificate of Incorporation Core & Main, Inc., incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1, filed on July 9, 2021 (File No. 333-256382)

3.2	Form of Amended and Restated By-laws of Core & Main, Inc., incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1, filed on July 9, 2021 (File No. 333-256382)

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1, filed on July 9, 2021 (File No. 333-256382)

5.1*	Opinion of Debevoise & Plimpton LLP

10.1*	Core & Main, Inc. 2021 Omnibus Incentive Plan

10.2*	Core & Main, Inc. Employee Stock Purchase Plan

23.1*	Consent of PricewaterhouseCoopers LLP in respect of Core & Main, Inc.’s financial statements.

23.2*	Consent of PricewaterhouseCoopers LLP in respect of Core & Main Holdings, LP’s financial statements.

23.3*	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (contained on signature pages to the Registration Statement on Form S-8)

* Filed herewith.

Item 9.    Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on July 23, 2021.

Core & Main, Inc.

By:	/s/ Stephen O. LeClair
Name: Stephen O. LeClair Title: Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen O. LeClair, Mark R. Witkowski and Mark G. Whittenburg, and each of them, his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments and registration statements filed pursuant to Rule 462(b) and otherwise, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as such person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on July 23, 2021 by the following persons in the capacities indicated.

Signature	Title

/s/ Stephen O. LeClair Stephen O. LeClair	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Mark R. Witkowski Mark R. Witkowski	Chief Financial Officer (Principal Financial Officer)

/s/ John W. Stephens John W. Stephens	Vice President, Corporate Controller (Principal Accounting Officer)

/s/ James G. Berges James G. Berges	Chair of the Board

/s/ James G. Castellano James G. Castellano	Director

/s/ Dennis G. Gipson Dennis G. Gipson	Director

/s/ Orvin T. Kimbrough Orvin T. Kimbrough	Director

/s/ Kathleen M. Mazzarella Kathleen M. Mazzarella	Director

/s/ Margaret M. Newman Margaret M. Newman	Director

/s/ Ian A. Rorick Ian A. Rorick	Director

/s/ Nathan K. Sleeper Nathan K. Sleeper	Director

/s/ Jonathan L. Zrebiec Jonathan L. Zrebiec	Director